Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cambridge Bancorp:

We consent to the use of our report dated March 18, 2019, with respect to the consolidated balance sheets of Cambridge Bancorp as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts
October 22, 2019